EXHIBIT 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

November 14, 2005

Saba Software, Inc.

2400 Bridge Parkway

Redwood Shores, CA 94065

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 filed by Saba Software, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on November 14, 2005 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of up to (i) 10,720,546 shares of the Company’s common stock, $0.001 par value (the “Common Stock”). The Common Stock will be issued to the former stockholders of Centra Software, Inc., a Delaware corporation (“Centra”), pursuant to the terms of that certain Agreement and Plan of Reorganization dated October 5, 2005, by and among the Company, Spruce Acquisition Corporation, a Delaware corporation which is a wholly-owned subsidiary of the Company, Spruce Acquisition, LLC, a Delaware limited liability company which is a wholly-owned subsidiary of the Company and Centra (the “Reorganization Agreement”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the 10,720,546 shares Common Stock. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that the 10,720,546 shares of Common Stock, which are being issued in exchange for all the outstanding stock of Centra pursuant to the Reorganization Agreement will, when issued in the manner described in the Reorganization Agreement and in accordance with the resolutions adopted by the Board of Directors of the Company, be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the joint proxy/prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not thereby submit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morrison & Foerster LLP